EXHIBIT 99.1
News Release
Contact information:
John A. Jordan
Senior Director, Corporate Communications
617-299-2852
ALTUS PHARMACEUTICALS ENTERS INTO EXCLUSIVE STRATEGIC
COLLABORATION WITH GENENTECH TO DEVELOP AND COMMERCIALIZE
PRODUCTS FOR GROWTH HORMONE DEFICIENT PATIENTS
— Genentech Obtains North American Development And
Commercialization Collaboration License With Global Option For ALTU-238 —
— Altus To Receive $30 Million From Upfront Payment And Equity Investment —
CAMBRIDGE, Mass. — December 20, 2006 - Altus Pharmaceuticals Inc. (NASDAQ: ALTU) announced today that it has entered into an agreement with Genentech, Inc. to develop, manufacture and commercialize Altus’ product candidate ALTU-238. The strategic alliance is an exclusive North American collaboration and license arrangement, with an option for a global agreement. ALTU-238 is a subcutaneously administered, once-per-week formulation of human growth hormone, which employs Altus’ proprietary protein crystallization and formulation technology, for patients with growth hormone deficiencies.
     As part of the North American agreement, Genentech will make a $15 million upfront payment to Altus with the potential for Altus to receive additional payments of approximately $140 million based upon the successful completion of certain development and commercialization milestones. In conjunction with this agreement, Altus will receive a $15 million equity investment through the sale of 794,575 shares of its common stock to Genentech. In addition, Genentech has obtained a global commercialization option for ALTU-238. If Genentech exercises the global option Altus could potentially receive additional payments of more than $110 million, comprised of upfront and milestone payments.
     “The Altus and Genentech alliance is an important strategic move that we believe further validates ALTU-238 as a long-acting product candidate for growth hormone deficient patients as well as the value of our protein crystallization platform,” stated Sheldon Berkle, President and CEO of Altus Pharmaceuticals. “Through this agreement, we are now collaborating with a premier biopharmaceutical company that is a leader in the United States growth hormone market. We believe that Genentech’s development experience as well as their knowledge of the regulatory and commercial environments for growth hormone products should contribute to even greater potential for ALTU-238.”

Altus and Genentech Strategic Collaboration/2
Terms of the Agreement
     Under the terms of the agreement, Genentech obtains an exclusive license to collaborate with Altus to develop, manufacture and market ALTU-238 throughout North America. Going forward, Genentech will be responsible for ALTU-238 development and commercialization costs. In North America, Altus and Genentech anticipate co-promoting and marketing ALTU-238. Upon any commercialization, Altus expects to receive double digit royalties on net sales of ALTU-238. The completion of the agreement may be subject to Hart-Scott-Rodino approval under United States antitrust laws and customary closing conditions.
Conference Call Access Information
     Altus will hold a conference call and simultaneous webcast today, Wednesday, December 20, 2006 at 11:00 a.m. eastern time. To participate in the conference call, please dial (800) 289-0726 in the U.S. or (913) 981-5545 for international callers. A live audio webcast of the call will be accessible at www.altus.com, under the Investor Relations section of the website. Please connect to Altus’ website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
     A replay of the webcast will be available on www.altus.com through January 20, 2007. Alternatively, the replay will be available starting at 3:00 p.m. eastern time today through 11:59 p.m. eastern time Wednesday, December 27, 2006 by dialing (719) 457-0820 or (888) 203-1112. The replay passcode is 6959149.
About ALTU-238
     ALTU-238 is a long-acting subcutaneous formulation of recombinant human growth hormone, in a ready-to-use liquid suspension formulation, that employs Altus’ proprietary protein crystallization and formulation technology. Altus’ technology preserves the structure of the human growth hormone molecule without the need for polymers or encapsulation and enables administration through a fine gauge needle. Recombinant human growth hormone is approved for treating multiple growth disorders in children and adolescents and for growth hormone replacement in adults. Global sales for all recombinant human growth hormone were approximately $2.4 billion in 2005.

Altus and Genentech Strategic Collaboration/3
     Altus recently reported results from a Phase II trial in growth hormone deficient adults in which ALTU-238 demonstrated a pharmacokinetic and pharmacodynamic profile that the Company believes is supportive of a once-per-week growth hormone therapy. The study identified doses of ALTU-238 that maintained IGF-1 levels within the normal range for age and gender over the course of the study and a once-per-week dosing of ALTU-238 appeared to result in a consistent, linear dose response of hGH and IGF-1 levels in the blood.
About Growth Hormone Deficiency and Growth Failure
     Growth hormone disorders occur when the production of growth hormone, secreted via the hypothalamic—pituitary axis is disrupted. Growth hormone plays a critical role in stimulating bone growth and development and it is involved in the production of muscle and in the breakdown of fats. In children, when there is a deficiency or absence of growth hormone, growth failure occurs. Recombinant human growth hormone (rhGH) products are currently approved to treat multiple growth disorders, including pediatric hormone deficiency, Turner Syndrome, chronic renal insufficiency, idiopathic short stature, Prader-Willi Syndrome, short children born small for gestational age, genetic SHOX abnormalities, as well as adult disorders of growth hormone deficiency, short bowel syndrome and muscle wasting in patients with HIV.
About Altus Pharmaceuticals Inc.
     Altus Pharmaceuticals, headquartered in Cambridge, MA, is a biopharmaceutical company focused on the development and commercialization of oral and injectable protein therapeutics for patients with gastrointestinal and metabolic disorders. The Company’s website is http://www.altus.com.
Altus Forward Looking Statement
     Certain statements in this news release concerning Altus’ business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the continued development for ALTU-238, payments to be received under the agreements with Genentech, issuance of pending patents, and the ability of Altus’ proprietary protein crystallization technology to effectively deliver growth hormone therapy through a once-weekly injection using a fine gauge needle. These payments are dependant, in part, on the issuance of pending patents and commercialization. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Altus might make or by known or unknown risks and uncertainties and other important factors, including, but not limited to uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning important factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Altus’ reports filed with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. However, Altus undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
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